Exhibit 10.1

Agreement and Release

This Agreement and Release (this “Agreement”) is entered into as of the 27th day of December 2011 between IEC Electronics Corp. (the “Company,” which term as used in this Agreement shall include the corporate entity and its direct and indirect subsidiaries) and Susan E. Topel-Samek (“Ms. Topel-Samek”).

Whereas, Ms. Topel-Samek received a letter agreement (“Offer Letter”), dated May 19, 2010, from the Company to Ms. Topel-Samek and was elected by the Board as Vice President and Chief Financial Officer of the Company as of May 31, 2010;

Whereas, Ms. Topel-Samek has determined to pursue a different work-life balance and Ms. Topel-Samek and the Company and its Board of Directors of the Company (“Board”) have agreed to have Ms. Topel-Samek’s employment and service as Vice President and Chief Financial Officer of the Company end as of January 2, 2012 subject to the terms and conditions set forth in this Agreement;

Now, therefor, the Company and Ms. Topel-Samek agree as follows:

1.             Resignation of Ms. Topel-Samek.  Effective January 2, 2012 and subject to receipt of the Initial Payment as defined below, Ms. Topel-Samek resigns her position as an employee, as Vice President and as Chief Financial Officer of the Company and from all other directorships and offices she may hold at the Company including its subsidiaries.

2.             Consideration.  In consideration of execution by Ms. Topel-Samek of the release and waiver of claims set forth in this Agreement and the other covenants and agreements set forth in this Agreement:

(a)           The Company shall pay for the benefit of Ms. Topel-Samek the amount of $152,408.65, and all base salary accrued through her termination date of January 2, 2012, less such taxes and other amounts as are required by law or requested pursuant to this Agreement to be withheld, which amount shall be paid by wire transfer into Ms. Topel-Samek’s deposit account on the first business day after the Effective Date as set forth in Section 18 below (the “Initial Payment”). There shall be no condition to the Company’s obligation to deliver the Initial Payment to Ms. Topel-Samek other than the passage of the seven-day period without receipt of a Revocation Notice, as provided in Section 18 of this Agreement.  There shall be no deduction from or set-off against the Initial Payment other than as expressly provided, herein.  In the event the Company fails to make the Initial Payment required under this subparagraph, this Agreement, including releases of claims made hereunder, shall be of no force and effect and deemed void, ab initio.

(b)           On each of the Company’s bi-weekly payroll dates during the six-month period following January 1, 2012 (the “Payment Period”), the Company will pay to Ms. Topel-Samek $7,067.31 less such taxes and other amounts as are required by law, or requested pursuant to this Agreement, to be withheld (the “Weekly Payments”).  Each of the Weekly Payments shall be directly deposited in the account of Ms. Topel-Samek to which her pay from the Company was deposited prior to the date of this Agreement or to such other account as is specified by notice from Ms. Topel-Samek to the Company. In the event that, during the Payment Period, Ms. Topel-Samek receives compensation for her professional services in excess of an aggregate of $10,000, Ms. Topel-Samek will promptly notify the Chair of the Compensation Committee of the Board of the amount of such excess. Thereafter, Weekly Payments shall be reduced on a dollar-for-dollar basis to the extent that Ms. Topel-Samek has received such excess compensation from employment prior to June 30, 2012. There shall be no deduction from or set-off against the Weekly Payments other than as expressly provided herein.

(c)           The Company will provide Ms. Topel-Samek coverage under the Company’s dental and vision benefit plans on the same terms she enjoyed as an employee and officer of the Company, including payment by the Company of the same portion of the premiums through June 30, 2012 as it had paid when Ms. Topel-Samek was an officer of the Company.  The employee portion of the premiums for such insurance plans which Ms. Topel-Samek paid as an officer of the Company, will be deducted by the Company from the Weekly Payments. After June 30, 2012, Ms. Topel-Samek may elect to continue coverage under such plans under the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  In the event that prior to June 30, 2012, Ms. Topel-Samek has available to her from a new employer dental and vision insurance, Ms. Topel-Samek shall give prompt notice of such alternate coverage availability and will obtain such coverage at the earliest opportunity, and the coverage under the Company’s plans and the deduction of Ms. Topel-Samek’s portion of the premiums from Weekly Payments shall cease upon the effectiveness of the alternate coverage.

(d)           Regardless of whether or not Ms. Topel-Samek chooses to exercise her right of revocation prior to the Effective Date as described in Section 19 of this Agreement, Ms. Topel-Samek is entitled to receive: (i) all base salary accrued through January 2, 2012, (ii)  payment for all incurred and unreimbursed business expenses in accordance with customary Company policies, and (iii) all vested amounts in the Company’s 401(k) savings plan as a roll-over to another tax-deferred account specified by Ms. Topel-Samek or otherwise permitted under the Company’s plan; less in the cases of clause (i)  such taxes and other amounts as are required under applicable law to be withheld.  In the event that Ms. Topel-Samek chooses to exercise her right of revocation prior to the Effective Date, she is entitled to receive an amount equal to accrued but unused vacation days through such date, with no deduction for any time after December 18, 2011 that Ms. Topel-Samek was absent from the Company’s offices or not working during normal working hours. The Company will not oppose or interfere with any claim by Ms. Topel-Samek for unemployment benefits.  Ms. Topel-Samek will also continue to be entitled to all rights of contribution, advancement of expenses, defense and indemnification as Ms. Topel-Samek has under the Company’s certificate of incorporation, by-laws, the Indemnity Agreement, dated as of June 1, 2010, between the Company and Ms. Topel-Samek, and as permitted or provided under applicable law. For not fewer than six years following the Effective Date, the Company will maintain directors’ and officers’ liability insurance on terms deemed prudent by the Board of Directors of the Company, and upon Ms. Topel-Samek’s request, the Company shall promptly provide to Ms. Topel-Samek a copy of such policy of insurance at each renewal or change thereto.

(e)           Ms. Topel-Samek shall have no contractual duty under this Agreement to mitigate the amount of any payment contemplated by this Agreement, whether by seeking new employment or otherwise, provided, however, in the event Ms. Topel-Samek obtains new employment prior to June 30, 2012, certain payments under this Agreement will be reduced as expressly provided above in this Section 2.  Nothing set forth in this clause (e) will be deemed contrary to any representations which may be required by law with respect to claims for unemployment benefits.

3.             Company Property.  On or before January 2, 2012, Ms. Topel-Samek agrees to return to director of human resources for the Company, all electronic passes, credit card, pdas and other Company property in the possession of Ms. Topel-Samek.

4.             Release and Waiver of All Claims.

(a)           Ms. Topel-Samek, for herself and her agents, representatives, heirs, beneficiaries and assigns, to the greatest extent permitted by law, knowingly and voluntarily releases and forever discharges the Company and its directors, officers, agents and representatives, from any and all claims, demands, rights, actions or causes of action, liabilities, damages, costs, expenses, losses, obligations, indemnities, judgments, suits, matters and issues of any kind or nature whatsoever, including both known and unknown claims, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, of any nature whatsoever, whether individual, class, direct, derivative, representative or otherwise, that have been, could have been or in the future could be asserted against the Company at any time prior to the date of the execution of this Agreement, including, but not limited to a release of any rights or claims she may have under:

i.	the Americans with Disabilities Act ("ADA"), which prohibits discrimination on the basis of disability;

ii.	the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment;

iii.	the Older Worker's Benefit Protection Act;

iv.	Title VII of the Civil Rights Act of 1964, as amended, which prohibits retaliation and discrimination in employment based on race, color, national origin, religion or sex;

v.	the Family and Medical Leave Act;

vi.	the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended;

vii.	the New York Human Rights Law ("NYHRL");

viii.	the New York Executive Law;

ix.	the New York Labor Law;

x.	any other federal, state or local law or regulation prohibiting employment discrimination;

xi.	claims for wrongful discharge, whether based on claimed violations of statute or based on claims in contract or tort, common law or equity;

xii.	claims for failure to pay wages due or other moneys owed (including claims for unpaid vacation pay);

xiii.	claims of fraud, misrepresentation, defamation, interference with prospective economic advantage;

xiv.	claims of intentional or negligent infliction of emotional distress; and

xv.
claimed violations of any other federal, state, civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, contract, or tort, or common law having any bearing whatsoever on the terms and conditions and/or cessation of employment with the Company, including but not limited to, any allegations for costs, fees or other expenses, including attorneys' fees, incurred in these matters which she ever had, now has, or may have as of the date of this release other than the right to enforce this Agreement, including the rights of indemnification and contribution, advancement of expenses and similar matters as set forth in Section 2(d) and otherwise provided in this Agreement.

Except as provided below, Ms. Topel-Samek, for herself and her agents, representatives, heirs, beneficiaries and assigns, promises never to file a suit, charge, complaint, demand, action, or otherwise assert any claims against the Company arising from her employment with the Company or separation therefrom, including, but not limited to, the claims referenced above in Section 2 of this Agreement, and Ms. Topel-Samek represents that no such claim or demand presently is pending, and that if any action does exist or is hereafter brought, that she expressly waives any claim to any form of relief or recovery and agrees to reimburse the Company for all payments provided hereunder, as well as the reasonable costs and attorneys’ fees incurred in defending such action.

Ms. Topel-Samek understands that nothing in this Agreement shall be construed to prohibit her from participating in any investigation or proceedings of any federal or state agency including the Equal Employment Opportunity Commission ("EEOC") and/or from communicating with EEOC, but only to the extent such right is protected under the law, provided, however, to the extent any such proceeding has been or is brought, Ms. Topel-Samek expressly waives any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.

If Ms. Topel-Samek elects to challenge the age claim release in this Agreement as being inconsistent with the Older Workers Benefit Protection Act ("OWBPA"), she does not first have to return any of the payments received under this Agreement.

The foregoing waiver does not include any claim for enforcement of this Agreement or any rights to contribution, indemnification, advancement of expenses as provided by the Company’s certificate of incorporation, by-laws, the Indemnity Agreement or as permitted or provided under applicable law.

(b)           The Company, for itself and its direct and indirect subsidiaries, directors, executive officers, successors and assigns, to the greatest extent permitted by law, hereby releases Ms. Topel-Samek, from any and all claims, demands, rights, actions or causes of action, liabilities, damages, costs, expenses, losses, obligations, indemnities, judgments, suits, matters and issues of any kind or nature whatsoever, including both known and unknown claims, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, of any nature whatsoever, whether individual, class, direct, derivative, representative or otherwise, that have been, could have been or in the future could be asserted by the Company against Ms. Topel-Samek, her heirs, personal representatives or assigns, from the beginning of time to the Effective Date of this Agreement, provided that such release does not include any claim for enforcement of this Agreement.  The Company, for itself and its direct and indirect subsidiaries, directors, executive officers, successors and assigns, promises never to file a suit, charge, complaint, demand, action, or otherwise assert any claims against Ms. Topel-Samek which would be protected under the release contained in this subparagraph, and the Company represents that no such claim or demand presently is pending, and that if any action does exist or is hereafter brought, the Company expressly waives any claim to any form of relief or recovery and agrees to reimburse Ms. Topel-Samek for the reasonable costs and attorney’s fees incurred in defending such action.

5.            Nondisparagement.  Ms. Topel-Samek agrees that she will not make or cause to be made any statement to any person or entity, whether oral or written, that denigrates or disparages the Company or any of its officers or directors. The Company agrees that none of its executive officers, directors, or the chief business and finance officers of its subsidiaries will make or authorize any statement to any person or entity, whether oral or written, that denigrates or disparages Ms. Topel-Samek.  Nothing contained in this Agreement shall prevent Ms. Topel-Samek, the Company, or the Company’s executive officers or directors from making factual statements in response to a subpoena or as otherwise required by applicable law or other compulsory process.

6.            Termination of Offer Letter and Unvested Grants.  This Agreement supersedes and terminates the Offer Letter. Unvested stock options granted to Ms. Topel-Samek will by their terms be forfeited as of the Effective Date and Ms. Topel-Samek shall have no rights to or with respect to any equity awards from the Company except for restricted stock fully vested prior to the date of this Agreement.

7.            Cooperation.  Prior to and after the Termination Date through June 30, 2012, except during periods of vacation and subject to personal and professional obligations, including to any new employer to whom Ms. Topel-Samek provides services, Ms. Topel-Samek will reasonably cooperate with the Company, acting through its Board and/or chief financial officer, to provide information relating to matters concerning which Ms. Topel-Samek was involved during her employment.  The Company will reimburse Ms. Topel-Samek for all out-of-pocket expenses approved in advance and incurred by Ms. Topel-Samek in providing such cooperation promptly upon receiving appropriate documentation conforming to the Company’s existing documentation requirements.  If Ms. Topel-Samek reasonably believes that she should obtain legal advice in connection with a requested matter of cooperation under this paragraph, she will so notify the Company representative who made the request and advise him/her as to the nature of the concern and the amount of fees she will incur to obtain the advice.  Unless Ms. Topel-Samek is advised by the Company that she will be reimbursed for such fees, she will have no obligation to provide the requested cooperation.

8.            No Admission.  The parties agrees that neither the resignation of Ms. Topel-Samek or the existence of this Agreement shall be deemed or construed at any time for any purposes as an admission by either party of any failure to performs a party’s duties or of any liability or unlawful conduct of any kind.

9.            Representations.  Each party represents and warrants that this Agreement has been duly authorized, executed and delivered by such party, and is a valid and binding obligation of such party, enforceable in accordance with its terms. Each of the Company and Ms. Topel-Samek represent that they have been represented by counsel in connection with this Agreement, and that this Agreement is the joint drafting product of both parties and should not be construed against either party as drafter.

10.           Dispute Resolution; Costs.  The parties agree that any dispute arising out of the terms of each of this Agreement, including, without limitation, its interpretation, and any of the matters covered hereby, shall first be subject to resolution by settlement discussions between the Chair of the Compensation Committee of the Board and Ms. Topel-Samek. If such dispute cannot be resolved within 10 days after written notice of its existence is given by Ms. Topel-Samek, or by an officer of the Company upon express direction of the Board, either party may pursue its rights under law or in equity.

11.          Notices.  Any notice under this Agreement shall be given in writing delivered in person, by certified or registered letter with return receipt requested, or by nationally recognized overnight delivery service; and shall be deemed given when received by personal delivery and certified or registered letter or on the next business day when sent first business day overnight delivery, as set forth below or to such other person and/or address as may be directed by a party on notice given as provided herein:

If to the Company:

IEC Electronics Corp.
105 Norton Street
Newark, NY 14513
Attn. Chair of Compensation Committee

with a copy to:

Harris Beach PLLC
99 Garnsey Road
Pittsford, NY 14534
Attn. Beth Ela Wilkens

If to Ms. Topel-Samek:

86 Foxbourne Road
Penfield, NY 14526

with a copy to:

Nixon Peabody LLP
1300 Clinton Square
Rochester, NY 14604
Attn. Deborah J. McLean

12.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

13.          Modifications.  No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by Ms. Topel-Samek or approved by the Board and signed by a duly authorized officer of the Company.

14.          Entire Agreement.  This Agreement, including the exhibits hereto, and the Indemnity Agreement (and the provisions of the Company’s certificate of incorporation, by-laws and applicable law) and the Non-Disclosure Agreement constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter.  The payment obligations set forth in this Agreement are in lieu of any and all other payment obligations of the Company to Ms. Topel-Samek, whether contractual, under Company policy, or otherwise, other than those payments to which Ms. Topel-Samek may be entitled under the Indemnity Agreement or under the Company’s Certificate of Incorporation and by-laws.  This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by the Company and Ms. Topel-Samek.

15.          Successors; Survival.  This Agreement shall inure to the benefit of and be enforceable by, and shall be binding upon, the Company and its successors and assigns, whether direct or indirect and whether by purchase, merger, acquisition of all or substantially all of the business or assets for the Company, and for all purposes under this Agreement, the term “Company” shall include its direct and indirect subsidiaries and such successors or assigns. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, Ms. Topel-Samek’s heirs, distributes, executors, administrators, and personal or legal representatives.  All covenants, agreements, representations and warranties made by the Company and Ms. Topel-Samek herein shall be considered to have been relied upon by the other party hereto in making this Agreement and shall survive the execution and delivery of this Agreement and the payment of the Initial Payment and the Weekly Payments until the expiration of any applicable statute of limitations.

16.         Jurisdiction.  The parties agree that this Agreement shall be governed and interpreted by the laws of the State of New York, without regard to conflict of laws doctrines.  The parties irrevocably consent to jurisdiction and venue of any action or proceeding brought to enforce any rights, duties or obligations under this Agreement in the Supreme Court of the State of New York for the County of Monroe or in the United States District Court for the Western District in Rochester, New York.

17.          Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

18.          Consultation and Revocation Periods.  Ms. Topel-Samek acknowledges that she has been advised to seek the advice of legal counsel in connection with her consideration of this Agreement and the release of claims contained herein.  She further acknowledges that, in light of the releases and waivers set forth in Section 4 of this Agreement, she has twenty-one (21) days to consider this Agreement and that she may use as much of such period as she chooses or waive any part of such twenty-one (21) day period.  Ms. Topel-Samek, by her signature to this Agreement prior to the expiration of such period, after consultation with counsel of her choosing concerning the terms of this Agreement, waives the balance of such twenty-one (21) day period.  Once Ms. Topel-Samek signs this Agreement and delivers it to the Company, this Agreement will become effective, enforceable and irrevocable upon the expiration of seven (7) calendar days following the date of Ms. Topel-Samek’s signature (the “Effective Date”).  If Ms. Topel-Samek determines to revoke this Agreement, she will deliver a written notice of revocation (“Revocation Notice”) to the Company as provided in Section 12, within seven (7) calendar days after she signs the Agreement; provided that in the case of such revocation notice, it must be actually received by the Company prior to the close of business at the end of the seven (7) day revocation period.

[Signature page follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, hereto have executed this Agreement on the dates set forth below.

IEC ELECTRONICS CORP.

By:	/s/ W. B. Gilbert
W.B. Gilbert
Chairman and Chief Executive Officer

/s/ Susan E. Topel-Samek
Susan E. Topel-Samek